UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to 167;240.14a-12

Respironics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Our Shareholders:

By now you should have received the Notice of Annual Meeting (the “Meeting”) of Shareholders of Respironics, Inc. (Respironics) to be held on Tuesday, November 14, 2006, at 5:15 p.m. (local time) at the Hyatt Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania.

Respironics is asking its stockholders to vote on three proposals:

(1)	To elect four directors;

(2)	To ratify the selection of Ernst & Young LLP as independent registered public accounting firm to examine the consolidated financial statements of the Company for the fiscal year ending June 30, 2007; and

(3)	To approve the adoption of the Respironics, Inc. 2007 Employee Stock Purchase Plan.

The Respironics Board of Directors has unanimously recommended a vote in favor of each of these proposals. Regardless of the number of shares you own, it is important that they be represented at the meeting. If you have not already voted, please vote your shares now.

The Proxy Statement that accompanied that Notice stated, on page 1, the number of shares of Common Stock of the Company as of the record date of September 29, 2006. In response to questions that we have received on this matter, we wish to clarify that on September 29, 2006; the Company’s issued shares were 79,943,903, which included 6,990,315 shares held by the Company in treasury and 72,953,588 shares outstanding.

Sincerely,

Dorita A. Pishko
Secretary

October 30, 2006